     As filed with the Securities and Exchange Commission on June 20, 1997

                                                           Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ---------------------------



                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------

                          WESTERN GAS RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                                         84-1127613
(State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                       Identification No.)
                            12200 NORTH PECOS STREET
                             DENVER, COLORADO 80234
                                 (303) 452-5603
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                    ----------------------------------------

              WESTERN GAS RESOURCES, INC.'S 1997 STOCK OPTION PLAN
                            (Full title of the plan)

                    ----------------------------------------

                                 JOHN C. WALTER
                            EXECUTIVE VICE PRESIDENT
                          WESTERN GAS RESOURCES, INC.
                             12200 N. PECOS STREET
                             DENVER, COLORADO 80234
                                 (303) 452-5603
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                          ---------------------------



-------------------------------------------------------------------------------------------------------
Title of securities     Amount to registered  Proposed Maximum    Proposed Maximum     Amount of
to be registered                              Offering Price      Aggregate Offering   Registration Fee
                                              Per Share (1)       Price (1)

-------------------------------------------------------------------------------------------------------
Common Stock, par         1,000,000 shares        $19.375           $19,375,000           $5,871
value $.10 per share
-------------------------------------------------------------------------------------------------------

(1) The proposed maximum offering price per share was estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and is based on the average of the high and low prices for the Common Stock of the Registrant on the New York Stock Exchange on June 17, 1997.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation by Reference.

   The following documents are incorporated by reference in this registration statement:

  (a) Western Gas Resources, Inc.'s (the "Registrant") latest Annual Report on Form 10-K, filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

  (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

  (c) The description of the Registrant's Common Stock which is contained in the Registrant's registration statements filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.


Item 4.  Description of Securities.

  The class of securities to be offered hereby are registered under Section 12 of the Exchange Act.


Item 5.  Interests of Named Experts and Counsel.

  John C. Walter, who is giving an opinion regarding the legality of the securities registered hereby, is Executive Vice President, Vice President-General Counsel and Secretary of the Registrant. In addition, Mr. Walter will be eligible to be granted options to purchase the securities registered hereby.

  Richard Robinson, who is a director of the Registrant, is a stockholder of Lentz, Evans and King P.C., which is giving an opinion regarding the non-applicability of ERISA to the Registrant's 1997 Stock Option Plan. Mr. Robinson will not be eligible to be granted options to purchase the securities registered hereby.


Item 6.  Indemnification of Directors and Officers.

  The Registrant's Bylaws incorporate substantially the provisions of the General Corporation Law of the State of Delaware providing for indemnification of directors and officers of the Registrant against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of the Registrant.

  As permitted under Delaware law, the Registrant's Certificate of Incorporation provides for the elimination of the personal liability of a director to the corporation and its stockholders for monetary damages arising from a breach of the director's fiduciary duty of care. The provision is limited to monetary damages, applies only to a director's actions while acting within his capacity as a director, and does not entitle the Registrant to limit director liability for any judgment resulting from (a) any breach of the director's duty of loyalty to the Registrant or its stockholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) paying an illegal dividend or approving an illegal stock repurchase; or (d) any transaction from which the director derived an improper benefit. In addition,
Section 145 of the General Corporation Law of the State of Delaware provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including counsel fees, if in the case of other than derivative suits, he has acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful). In the case of a derivative suit, an officer, employee or agent of the Registrant who is not protected by the Certificate of Incorporation, may be indemnified by the Registrant for reasonable expenses, including attorneys' fees, if he has acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which an officer, employee or agent has been adjudged to be liable to the Registrant unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory in the case of a director or officer who is successful on the merits in defense of a suit against him.

  The Registrant intends to enter into indemnification agreements with each of its directors, pursuant to which, among other things, places the burden of proof upon the Registrant to prove in any particular instance that a director was not entitled to indemnification and which allows a director to seek the appointment of an independent legal counsel to determine whether indemnification is appropriate following certain types of changes of control of the Registrant.


Item 7.  Exemption from Registration Claimed.

  Not applicable.


Item 8.  Exhibits.

  The following exhibits are filed as part of this Registration Statement.


Exhibit Number           Description
--------------           -----------

  5.1 Opinion of John C. Walter, as to the legality of the securities offered hereby.

  5.2 Opinion of Lentz, Evans & King, P.C., as to the non-applicability of ERISA.

  23.1 Consent of John C. Walter (included as part of Exhibit 5.1 hereto, Opinion of John C. Walter).

  23.2           Consent of Lentz, Evans & King, P.C.  (included as part of
                 Exhibit 5.2 hereto, Opinion of Lentz, Evans & King, P.C.).

  23.3           Consent of Price Waterhouse LLP

  25.1           Powers of Attorney


Item 9.  Undertakings.

  The undersigned Registrant hereby undertakes:

    (i) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (ii) to remove from registration by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

    (iii) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (iv) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any indemnification agreement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed in its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 20, 1997.


                              WESTERN GAS RESOURCES, INC.


                              By:/s/ Brion G. Wise
                                 ------------------------------
                                 Brion G. Wise, Chairman of the
                                 Board and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                           Title                            Date
---------                           -----                            ----


/s/ Brion G. Wise         Director, Chairman of the Board       June 20, 1997
------------------------  and Chief Executive Officer
Brion G. Wise             (Principal Executive Officer)


  *
------------------------  Director and Vice Chairman            June 20, 1997
Walter L. Stonehocker     of the Board


  *
------------------------  Director                              June 20, 1997
Dean Phillips


  *
------------------------  Director                              June 20, 1997
Joseph E. Reid


  *
------------------------  Director                              June 20, 1997
Richard B. Robinson


  *
------------------------  Director                              June 20, 1997
Bill M. Sanderson


------------------------  Director                              June 20, 1997
Ward Sauvage


  *
------------------------  Director                              June 20, 1997
James A. Senty


/s/ William J. Krysiak    Vice President - Finance              June  20, 1997
------------------------  (Principal Financial and
William J. Krysiak        Accounting Officer)


*By:/s/ John C. Walter
    --------------------
    John C. Walter,
    Attorney-in-fact pursuant to a
    power of attorney filed as an
    exhibit to this Registration
    Statement